Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225480) and Form S-3 (Nos. 333-224337) of Infrastructure and Energy Alternatives, Inc. of our report dated September 20, 2018 relating to the consolidated financial statements of Consolidated Construction Solutions I LLC dba The ACC Companies as of and for the years ending December 31, 2017, 2016 and 2015, included in the Form 8-K/A filed by IEA on October 12, 2018.

/s/ MHM
Phoenix, Arizona
October 12, 2018